CONTRACT OF SALE

THIS CONTRACT OF SALE (this “Contract”) is made and entered as of the Effective Date (as hereinafter defined) by and between CEDAR PARK MULTIFAMILY, LTD., a Texas limited partnership (“Seller”), and TRIPLE NET PROPERTIES, LLC, a Virginia limited liability company (“Buyer”).

For and in consideration of the mutual covenants and agreements contained in this Contract and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Buyer and Seller agree as follows:

1.	PURCHASE AND SALE. Seller agrees to sell and convey to Buyer, and Buyer agrees to buy from Seller, the Property (hereinafter defined) for the consideration and upon and subject to the terms, provisions and conditions hereinafter set forth. The “Property” means:

(a)	The land situated in Cedar Park, Williamson County, Texas, more particularly described in Exhibit A to this Contract (the “Land”), together with (i) the improvements situated on the Land commonly known as Cedar Park Apartments and all other structures, fixtures, buildings and improvements situated on the Land (such buildings, structures, fixtures and improvements being herein called the “Improvements”), (ii) any and all rights, titles, powers, privileges, easements, licenses, rights-of-way and interests appurtenant to the Land and the Improvements, (iii) all rights, titles, powers, privileges, licenses, easements, rights-of-way and interests, if any, of Seller, either at law or in equity, in possession or in expectancy, in and to any real estate lying in the streets, highways, roads, alleys, rights-of-way or sidewalks, open or proposed; in front of, above, over, under, through or adjoining the Land and in and to any strips or gores of real estate adjoining the Land, and (iv) all rights, titles, powers, privileges, interests, licenses, easements and rights-of-way appurtenant or incident to any of the foregoing, including, without limitation, to the extent owned by Seller, all mineral, oil, gas and other hydrocarbon substances on and under and that may be produced from the Land, as well as all development rights, land use entitlements, air rights, water, water rights, riparian rights, and water stock relating to the Land;

(b)	All equipment, fixtures, appliances, inventory, and other personal property of whatever kind or character owned by Seller and attached to or installed or located on or in the Land or the Improvements and to the extent assignable, all leasehold interest of Seller in and to any equipment, fixtures, appliances, inventory, and other personal property of whatever kind or character leased by Seller and attached to or installed or located on or in the Land or the Improvements including, but not limited to, any furniture, furnishings, drapes and floor coverings, office equipment and supplies, heating, lighting, refrigeration, plumbing, ventilating, incinerating, cooking, laundry, communication, electrical, dishwashing, and air conditioning equipment, disposals, window screens, storm windows, recreational equipment, pool equipment, patio furniture, sprinklers, hoses, tools and lawn equipment, including any personal property owned or, to the extent assignable, leased by the current property manager (the “Personal Property”);

(c)	All of Seller’s right, title and interest in and to all agreements, leases and other agreements that relate to or affect the Land, the Improvements, the Personal Property or the operation thereof, including, without limitation, tenant leases (collectively, “Tenant Leases”) and all security deposits actually paid to or received by Seller in connection therewith (and not as of the Closing Date returned to or forfeited by tenants under Tenant Leases), service and maintenance contracts (“Service Contracts”), warranties, guaranties, bonds, licenses and permits, but only to the extent that such Service Contracts, warranties, guaranties, bonds, licenses and permits are assignable by Seller without any necessary third party consent, or to the extent that all necessary third party consents to such assignments have been obtained (provided that Seller shall not be obligated to obtain such third party consents); and

(d)	To the extent assignable at no cost to Seller, all intangible personal property, if any, owned by Seller and related to the Land and the Improvements, including, without limitation: the name “Cedar Park Apartments”.

2.	CONTRACT SALES PRICE. The total purchase price for the Property (the “Sales Price”) shall be TWENTY-NINE MILLION TWO-HUNDRED FIFTY THOUSAND AND NO/100 DOLLARS ($29,250,000.00), payable in cash at Closing. Payment in cash means payment by wire transfer of immediately available federal funds (“Immediately Available Funds”).

3.	EARNEST MONEY. Within two (2) Business Days (as hereinafter defined) of the Effective Date, Buyer shall deliver to LandAmerica Title Company, 2505 N. Plano Road, Suite 3100, Richardson, Texas 75082, Attention: Debby S. Moore (Phone: (214) 368-3695, the “Title Company”), as escrow agent, TWO-HUNDRED FIFTY THOUSAND AND NO/100 DOLLARS ($250,000.00) (by Immediately Available Funds) as earnest money (the “Initial Deposit”, and together with the Additional Deposit (as hereinafter defined) the “Earnest Money”), which funds shall be deposited and held by the Title Company in an interest bearing account, and Buyer shall provide such information, including its federal identification number, as is necessary to establish such account. If Buyer does not timely deliver the Initial Deposit as provided in this Section 3 or the Additional Deposit as provided in Section 5 hereof, this Contract shall be null and void, and neither party shall have any rights or obligations hereunder. The Initial Deposit shall be released by the Title Company to Seller on January 31, 2008 unless Purchaser has terminated this Contract on or prior to January 31, 2008. The provisions of this Section 3 shall constitute Purchaser’s instructions to the Title Company to release the Initial Deposit to Seller on January 31, 2008 and Purchaser agrees that no further consent or authorization from Purchaser to the Title Company shall be required. If the transaction contemplated by this Contract is closed, then the Earnest Money will be applied in payment of the Sales Price to be paid at Closing. In the event the transaction is not closed, then the Title Company shall disburse the Earnest Money in accordance with the provisions of this Contract on or prior to January 31, 2008; from and after January 31, 2008, the Initial Deposit shall be refunded by Seller to Buyer immediately upon written demand therefor in the event of a default by Seller or failure of a condition to Closing under this Contract.

4.	CLOSING.

(a)	The closing of the sale of the Property to Buyer (the “Closing”) shall take place at the Title Company on the date (the “Closing Date”) which is thirty (30) days after expiration of the Feasibility Period (hereinafter defined). Buyer shall have a one-time right to extend the Closing Date thirty (30) days by (i) notifying Seller in writing of such extension at least five (5) days prior to the then-scheduled Closing Date, and (ii) simultaneously with delivery of the written notice of extension to Seller, delivering to the Title Company (by Immediately Available Funds) the additional sum of ONE HUNDRED FIFTY THOUSAND AND NO/100 DOLLARS ($150,000.00) (the “Extension Fee”). Except as expressly provided in this Contract (including as a result of default by Seller or failure of a condition to Closing under this Contract), the Extension Fee shall be non-refundable to Buyer and shall be unconditionally earned by Seller, as compensation to Seller for granting the extension of the Closing Date; provided, however, the Extension Fee shall be applied to the Sales Price at Closing. If Buyer does not deliver the written notice and the Extension Fee in the manner and within the time period required above, then Buyer shall have waived its right to extend the Closing Date.

(b)	At the Closing, Seller shall deliver or cause to be delivered to Buyer, at Seller’s sole cost and expense (except as otherwise provided in this Section 4(b)), the following:

(i)	A Special Warranty Deed, in the form attached hereto as Exhibit B, duly executed and acknowledged by Seller, conveying good and indefeasible title in fee simple to the Land and Improvements, free and clear of any and all liens, encumbrances, easements and assessments, except for Permitted Exceptions (hereinafter defined) and any others approved by Buyer in writing;

(ii)	A Bill of Sale, Assignment and Assumption Agreement (the “Bill of Sale”), in the form attached hereto as Exhibit C, duly executed and acknowledged by Seller;

(iii)	An Assignment of Leases and Assumption Agreement (the “Assignment and Assumption Agreement”), in the form attached hereto as Exhibit D, duly executed and acknowledged by Seller;

(iv)	An Owner’s Policy of Title Insurance (the “Owner’s Title Policy”), delivered in due course by the Title Company after Closing, to be issued by the Title Company on the standard form in use in the State of Texas, in the full amount of the Sales Price, dated as of the Closing Date, insuring Buyer’s fee simple title to the Land and Improvements to be good and indefeasible subject only to Permitted Exceptions and others approved by Buyer in writing, and the standard printed exceptions, provided, however:

(1)	the exception as to area and boundaries may, at the option and expense of Buyer, be deleted except for “any shortages in area”;

(2)	the standard exception as to restrictive covenants shall either be deleted or except only for any restrictive covenants that are Permitted Exceptions;

(3)	the exception as to standby fees and taxes shall be limited to standby fees and taxes for the year of Closing and subsequent years, and subsequent assessments for prior years due to changes in land usage or ownership;

Any endorsements to the Owner’s Title Policy (except any Seller’s Curative Endorsements, as hereinafter defined) shall also be at the sole cost and expense of Buyer.

(v)	Possession of the Property, subject only to the Tenant Leases and the Permitted Exceptions;

(vi)	A non-foreign affidavit, in the form attached hereto as Exhibit E, duly executed and acknowledged by Seller;

(vii)	A form of notice to all tenants of the Property (“Tenant Notice Letter”) duly executed by Seller, in the form attached as Exhibit F;

(viii)	Subject to the limitations of this Contract, a recertification of the representations and warranties contained in Section 12;

(ix)	The most current Rent Roll (as hereinafter defined) available to Seller;

(x)	Evidence of its capacity and authority for the closing of this transaction; and

(xi)	Such other documents as may be reasonably required to close this transaction, duly executed.

(c)	At the Closing, Buyer shall perform and deliver, at Buyer’s sole cost and expense, the following:

(i)	The Sales Price in Immediately Available Funds (reduced by the amount, if any, of the Earnest Money applied for that purpose);

(ii)	The Assignment and Assumption Agreement duly executed and acknowledged by Buyer;

(iii)	The Tenant Notice Letters duly executed by Buyer;

(iv)	Evidence of its capacity and authority for the closing of the transaction contemplated herein; and

(v)	Such other documents as may be reasonably required to close this transaction, duly executed.

(d)	Seller shall pay: the premium for the Owner’s Title Policy and the cost of any Seller’s Curative Endorsements (except the premium of the area and boundary modification (if any) and the cost of any other endorsements shall be paid entirely by Buyer), 1/2 of any escrow fee; fees for preparation of the conveyance documentation; Seller’s attorneys’ fees; any costs of preparing the New Survey (as hereinafter defined) and other expenses stipulated to be paid by Seller under other provisions of this Contract. Buyer shall pay: survey fees (excluding the costs of preparing the New Survey but including any costs to update or recertify the New Survey including any changes required by Purchaser’s lender), the costs of any endorsements related to the Owner’s Title Policy (except the cost of any Seller’s Curative Endorsements), including the modification of the survey exception, the cost of any mortgagee policy of title insurance (including endorsements), 1/2 of any escrow fee; Buyer’s attorneys’ fees; and other expenses stipulated to be paid by Buyer under other provisions of this Contract.

(e)	Assessments, current taxes, rents and maintenance fees will be prorated as of the Closing Date; provided, however, no prorations will be made for delinquent rents existing as of the Closing. Proration of taxes will be made on the basis of (i) the assessed value of the Land and Improvements for the year of Closing, if known, or the assessed value of the Land and Improvements for the year before Closing, if such value is not known, multiplied by (ii) the tax rates for the year of Closing, if known, or the rates for the year before Closing, if not known, with a subsequent cash adjustment of such proration to be made between Seller and Buyer, if necessary, within 30 days of when actual tax figures are available. If any such charges, expenses, and income other than taxes are unavailable at the Closing Date, then a readjustment of these items shall be made within 30 days after the Closing. With respect to any delinquent rentals, Buyer will make a reasonable attempt for 3 months following Closing (but shall not be obligated) to collect the same for Seller’s benefit after the Closing in the usual course of the operation of the Property and such collection, if any, will be remitted to Seller promptly upon receipt by Buyer. Nothing contained herein shall operate to require Buyer to institute any lawsuit or other collection procedure to collect such delinquent rentals or to prohibit Seller from any such collection. Any sums received by Buyer from any tenants owing delinquent rentals will be applied first to the current portion of such tenant’s rent, then to any delinquent rentals owed with respect to the period following Closing, and then (and only then) to delinquent rentals owed with respect to the period before Closing. Buyer additionally agrees to pay or reimburse all usual and customary finder’s fees, commissions and the like payable with respect to any Tenant Leases that (1) are executed after the Effective Date and prior to the Closing Date and (2) pursuant to which the Tenant takes occupancy of its unit on or after the expiration of the Feasibility Period. At the Closing, Seller will pay to Buyer in cash the amount of any security deposits actually paid to or received by Seller under the Tenant Leases (and not as of the Closing Date returned to or forfeited by tenants under Tenant Leases) and any prepaid rentals actually paid to or received by Seller for periods subsequent to the Closing; provided, however, non-refundable payments, deposits, or fees (including pet fees/deposits) collected by Seller shall not be prorated. In making the prorations required by this Section 4, the economic burdens and benefits of ownership of the Property for the Closing Date shall be allocated to Buyer. The provisions of this Section 4(e) shall survive the Closing.

(f)	Utilities and other customarily prorated expenses, including, without limitation, water, sewer, gas, electricity, trash removal, and fire protection service, and any contracts or agreements for services to the Property to be transferred to and assumed by Buyer, to the extent paid for by Seller or required to be paid for by Seller for a period after Closing, shall be prorated as of the Closing Date. Other expenses relating to the Property up to the Closing Date and all periods prior thereto including those required by any contract or agreement for any services to the Property and those incurred or ordered by Seller or Seller’s agents that are not to be transferred and assumed by Buyer, including, without limitation, insurance and administrative expenses, shall be paid for by Seller, and Buyer shall not be liable therefor. Seller shall not assign to Buyer, and Buyer shall not be entitled to, any deposits held by any utility company or other company servicing the Property; instead, such deposits shall be returned to Seller, and Buyer shall arrange and bear all responsibility to arrange with all utility companies to have accounts styled in Buyer’s name beginning on the Closing Date. The provisions of this Section 4(f) shall survive the Closing.

(g)	At the Closing, Seller shall deliver to Buyer (or make available at the Property), to the extent in Seller’s possession or control, originals of the Tenant Leases, copies of the tenant correspondence files, keys, access codes, and originals of any other items which Seller was required to furnish or make available pursuant to Section 7, except for Seller’s general ledger and other internal books or records which shall be retained by Seller.

(h)	If any apartment unit is vacated five (5) days or more prior to Closing, then, prior to Closing, Seller shall use commercially reasonable diligence to return such unit to rentable condition in accordance with Seller’s customary cleaning, painting, and repair standards for vacant units, including causing all appliances to be cleaned and in working order (the condition of such an apartment unit after cleaning is referred to herein as a “Rent Ready Condition”). Buyer shall receive a credit for each unit that became vacant on a date that is five or more days prior to Closing and that is not in Rent Ready Condition at Closing in an amount agreed to by Seller and Buyer. In the event Seller and Buyer cannot agree upon the amount with respect to any unit or units which are not in Rent Ready Condition (“Disputed Units”), the sum of $400.00 as to each Disputed Unit shall be withheld from the Sales Price at Closing and deposited in an escrow account (“Make Ready Escrow Account”) maintained by the Title Company under an Escrow Agreement to be agreed upon by Seller and Buyer at Closing. Buyer shall be entitled to withdraw funds from the Escrow Amount as repairs are made to the Disputed Units (up to a maximum of $400.00 per Disputed Unit) within fifteen (15) days from presentation to the Title Company (with a copy to Seller) of a request for disbursement accompanied by copies of paid third party invoices evidencing such work (“Request for Disbursement”); provided, however, Seller shall have the right to dispute such payment by sending written notice of such objection to the Title Company and Buyer within ten (10) days following receipt of the Request for Disbursement. The Title Company shall hold such funds in the Make Ready Escrow Account as to the disputed Request for Disbursement until Seller and Buyer advise the Title Company in writing as to the agreed disbursement of the disputed funds. The balance of the Make Ready Escrow Account shall be paid to Seller upon the earlier to occur of (i) the completion of the repairs to all of the Disputed Units; or (ii) thirty (30) days from Closing.

5.	FEASIBILITY STUDY AND INSPECTION.

(a)	Buyer is granted the right to conduct engineering and/or market and economic feasibility studies of the Property and a physical inspection of the Property, including studies or inspections to determine the existence of any environmental hazards or conditions (collectively, the “Feasibility Study”) during the period (the “Feasibility Period”) commencing on the Effective Date and ending at 5:00 p.m., Austin, Texas time on the date that is thirty (30) days after the Effective Date. With Seller’s permission, after Seller has received advance notice sufficient to permit it to schedule in an orderly manner Buyer’s examination of the Property and to provide at least twenty-four (24) hours advance written notice to any affected tenants, Buyer or its designated agents may enter upon the Property for purposes of analysis or other tests and inspections deemed necessary by Buyer for the Feasibility Study; provided, however, Buyer is not permitted to perform any intrusive testing, including, without limitation, a Phase II environmental assessment or boring, without (i) submitting to Seller the scope and inspections for such testing; and (ii) obtaining the prior written consent of Seller which may be withheld in Seller’s sole and absolute discretion. Buyer shall not alter the physical condition of the Property without notifying Seller of its requested tests, and obtaining the written consent of Seller to any physical alteration of the Property. Buyer will exercise its best efforts to conduct or cause to be conducted all inspections and tests in a manner and at times which will not unreasonably interfere with any tenant’s use and occupancy of the Property. If Buyer determines, in its sole judgment, that the Property is not suitable for any reason for Buyer’s intended use or purpose, or is not in satisfactory condition, then Buyer may terminate this Contract by written notice to Seller prior to expiration of the Feasibility Period, in which case the Initial Deposit will be returned to Buyer, and neither party shall have any further right or obligation hereunder other than as set forth herein with respect to rights or obligations that survive termination. If the Contract is not terminated in the manner and within the time provided in this Section 5, the condition provided in this Section 5(a) and any and all objections with respect to the Feasibility Study shall be deemed to have been waived by Buyer for all purposes, and Buyer shall deliver the additional amount of TWO-HUNDRED FIFTY-THOUSAND DOLLARS AND NO/100 ($250,000.00) (the “Additional Deposit”) to the Title Company within two (2) Business Days after the expiration of the Feasibility Period, which Additional Deposit shall be held by the Title Company as escrow agent and distributed (or refunded to Buyer, as applicable) according to the terms of this Contract and at such time the Initial Deposit and the Additional Deposit shall (i) become non-refundable to Purchaser except as provided in this Contract (including, without limitation, as a result of a default by Seller or failure of a condition to Closing under this Contract); and (ii) be applicable to the Purchase Price at Closing. The Feasibility Study shall be at Buyer’s sole cost and expense.

(b)	Buyer shall promptly restore the Property to its original condition if damaged or changed due to the tests and inspections performed by Buyer, free of any mechanic’s or materialman’s liens or other encumbrances arising out of any of the inspections or tests, and shall provide Seller, at no cost to Seller, with a copy of the results of any tests and inspections made by Buyer, excluding any market and economic feasibility studies. Buyer shall keep confidential the results of any tests and inspections made by Buyer, and shall not disclose said results to any third parties; other than Buyer’s officers, directors, employees, affiliates, counsel, investment advisors, potential lenders, partners, investors and participants and their advisors and other representatives (collectively “Buyer Group”), and the Buyer Group shall be informed to treat such information confidentially and in accordance with the terms and conditions of this Contract. Buyer hereby indemnifies and holds Seller harmless from all claims, liabilities, damages, losses, costs, expenses (including, without limitation, reasonable attorneys’ fees), actions and causes of action arising out of or in any way relating to the Feasibility Study performed by Buyer, its agents, independent contractors, servants and/or employees, including those caused by or in any way contributed to by the negligence of Seller, its agents, independent contractors, servants and/or employees; provided such indemnity shall not extend to the gross negligence or willful misconduct of the Seller, its agents, independent contractors, servants and/or employees. Buyer further waives and releases any claims, demands, damages, actions, causes of action or other remedies of any kind whatsoever against Seller for property damages or bodily and/or personal injuries to Buyer, its agents, independent contractors, servants and/or employees arising out of the Feasibility Study or use in any manner of the Property. Buyer shall procure and continue in force from and after the date Buyer first enters the Property, and continuing throughout the term of this Contract, Comprehensive General Liability Insurance with a combined single limit of not less than One Million Dollars ($1,000,000) per occurrence, or Commercial General Liability Insurance, with limits of not less than One Million Dollars ($1,000,000) per occurrence and Two Million Dollars ($2,000,000) per event. Seller shall be included as an additional insured(s) under such comprehensive general liability or commercial general liability coverage. Such insurance shall include: (i) personal injury liability with employee and contractual exclusions removed; and (ii) a waiver of subrogation in favor of Seller without exception for the negligence of any additional insured. Buyer will not be permitted to come onto the Property unless and until Buyer has provided to Seller a certificate of insurance evidencing such coverage, the additional insured status of Seller, and such waiver of subrogation. The provisions of this Section 5(b) shall survive the Closing or any termination of this Contract and are not subject to any liquidated damage limitation on remedies, notwithstanding anything to the contrary in this Contract.

(c)	During the Feasibility Period, Buyer shall review all Service Contracts provided by Seller. Buyer shall notify Seller prior to the expiration of the Feasibility Period of those Service Contracts that it disapproves, and Seller shall, at Seller’s expense, terminate such disapproved Service Contracts effective not later than the Closing Date. All Service Contracts not disapproved by Buyer during the Feasibility Period shall be deemed to have been approved by Buyer, and Buyer shall assume and be liable for any and all obligations under the respective Service Contracts extending past the Closing Date. Notwithstanding the foregoing, Buyer shall be deemed to have approved and shall have no right to reject those Service Contracts that, by their terms, cannot be terminated by Seller without the payment of a penalty, termination fee, or other charge.

6.	TITLE APPROVAL.

(a)	Seller has previously delivered to Buyer and Buyer acknowledges receipt of: a Commitment for Title Insurance with copies of all recorded instruments affecting the Property and recited as exceptions in said Commitment for Title Insurance (collectively, the “Commitment”). Within fifteen (15) days of the Effective Date, Seller shall, at Seller’s sole cost and expense provide to Buyer a current “as-built” survey (“New Survey”). New Survey must: (1) be prepared by a Registered Professional Land Surveyor; (2) be in a form reasonably acceptable to the Title Company; (3) set forth a legal description of the Lands by metes and bounds or by reference to a platted lot or lots; (4) show that the New Survey was made on the ground with corners marked with monuments either found or placed; (5) show any discrepancies or conflicts in boundaries, and any visible encroachments; (6) contain the surveyor’s certificate that the Survey is true and correct; and (7) show the location and size of all of the following on or immediately adjacent to the Land, if any, if recorded or visible and apparent: (a) buildings, (b) building set back lines (as shown on any recorded plat, but not as may be described in any restrictive covenants or zoning ordinances), (c) streets and roads, (d) 100-year flood plain (approximate location), (e) improvements, (f) encroachments, (g) easements, (h) recording information of recorded easements, (i) pavements, (j) protrusions, (k) fences, (1) rights-of-way, and (m) any markers or other visible evidence of utilities. Any area of the Property within the 100-year flood plain will be shown on the Survey as the approximate location of the 100-year flood plain as defined by the Federal Emergency Management Agency or other applicable governmental authority. If Buyer has an objection to items disclosed in the Commitment or the New Survey, then Buyer will be entitled to give Seller written notice of its objections for a period of ten (10) Business Days following the receipt of the New Survey. If Buyer gives timely written notice of its objections, then Seller may, but shall not have any obligation to, cure such objections for a period of five (5) days from the date Seller receives Buyer’s notice (“Seller’s Cure Period”). Seller shall utilize reasonable diligence to cure any errors in the Commitment, provided Seller shall not have any obligation to expend any money, to incur any contractual or other obligations, or to institute any litigation in pursuing such efforts other than to remove at Closing financing liens of an ascertainable amount created by, through, or under Seller; further provided, notwithstanding the foregoing, Seller is required to cure any objection that may be cured by performance of the following acts: (A) satisfaction of any mortgages placed upon the Property by Seller or expressly assumed by Seller as a lien to secure indebtedness; or (B) causing the release of any mechanic’s liens placed upon the Property by a third party in connection with work performed or alleged to have been performed on the Property by, or at the request of, Seller (collectively “Monetary Encumbrances”). At Seller’s option, Seller may elect to cure an objection made by Buyer by causing the Title Company to issue an endorsement to “insure over” such objection (“Seller’s Curative Endorsement”). If any objection is not satisfied during Seller’s Cure Period, then Buyer shall elect not later then five (5) days after the expiration of Seller’s Cure Period, but in any event on or before expiration of the Feasibility Period, as its sole and exclusive remedy to either: (i) terminate this Contract, in which case the Earnest Money shall be refunded to Buyer, and neither party will have any further rights or obligations pursuant to this Contract, other than as set forth herein with respect to rights or obligations that survive termination; or (ii) waive the unsatisfied objection (which shall thereupon become a Permitted Exception) and proceed to Closing. Any exception to title not objected to by Buyer in the manner and within the time period specified in this Section 6(a) shall be deemed accepted by Buyer. Buyer may, at Buyer’s sole cost and expense, obtain an update of the New Survey (“Updated Survey”). If the Updated Survey shows exceptions not previously shown on the New Survey (individually a “New Exception” and collectively the “New Exceptions”), Buyer may object to such New Exceptions in accordance with the mechanism contained in this Section 6(a); provided Buyer shall have no right to object to any New Exception if the New Exception (i) is a utility service easement (“Service Easement”) whereby the public utility provides utility service to any portion of the Improvements and the Improvements do not encroach into the boundaries of the Service Easement; or (ii) reflects the addition of paving, sidewalks, pool decking or landscaping and such additional of paving, sidewalks, pool decking or landscaping does not cause the Property to violate applicable law or applicable restrictions. The phrase “Permitted Exceptions” means those exceptions to title set forth in the Commitment or the New Survey or the Updated Survey and that have been accepted or deemed accepted by Buyer. Buyer shall notify Seller in writing of any failure of the Commitment or New Survey to satisfy the requirements of this Section 6(a) within ten (10) days after the Commitment and New Survey are received by Buyer, and if Buyer fails to do so, then they shall be deemed to satisfy such requirements.

(b)	After the Effective Date, Seller shall not intentionally or deliberately place on the Property any encumbrance (references to “encumbrance” include any lien, encumbrance, or other exception to title) other than new Tenant Leases as permitted by the terms of this Contract. If prior to the Closing Date title to the Property becomes subject to any encumbrance other than a Permitted Exception, then Seller may (but shall not be obligated to) attempt to cure such encumbrance; provided Seller shall be obligated to remove any Monetary Encumbrance. If Seller is unable or unwilling to cure any such encumbrance, then Buyer may, as its sole and exclusive remedy either: (i) terminate this Contract by written notice to Seller whereupon the Earnest Money and any Extension Fee shall be returned to Buyer, and neither party will have any right or obligation hereunder other than as set forth herein with respect to rights or obligations that survive termination; or (ii) proceed to Closing without receiving any credit against or reduction of the Sales Price whereupon Buyer shall be deemed to have accepted such encumbrance as an exception to title (which shall thereupon become a Permitted Exception).

7.	SUBMISSION MATTERS.

(a)	To the extent that Seller has not already done so, Seller shall within five (5) business days deliver to Buyer copies of the following (the “Submission Matters”), to the extent (and only to the extent) that such items are available and in Seller’s actual possession:

(i)	revenue and expense reports, or equivalent, in the form prepared by the property manager for the most recent twenty-four (24) months (“Operating Reports”);

(ii)	copies of any Service Contracts which are currently in effect;

(iii)	the aged delinquency report(s) for the previous twelve (12) months, in the form prepared by the property manager;

(iv)	Seller’s most current Owner’s Title Policy (with the amount of the coverage removed);

(v)	an inventory of the Personal Property, which inventory shall identify which items are leased and which items are owned by, as appropriate, the Seller or Seller’s property manager;

(vi)	a rent roll, as of a recent date in the form provided to Seller by its property manager (“Rent Roll”);

(vii)	copies of all tax (real and personal property) bills for the current year and the immediately preceding year together with the current tax assessment information;

(viii)	copies of all utility bills for the most recent twelve (12) months;

(ix)	the Phase I Environmental Site Assessment prepared by Alpha Testing Company, dated November 2, 2005 (“Existing Environmental Report”); and

(x)	the insurance claim report for any insurance claims made with regard to the Property in the most recent twelve (12) months.

(b)	In addition, Seller has or will cause to be made available to Buyer for inspection at the Property the following (the “Additional Submission Matters”), to the extent (and only to the extent) that such items are available and in Seller’s actual possession or control:

(i)	copies of any plans and specifications;

(ii) (iii) (iv)	maintenance records for the Property; tenant correspondence files; books and records for the Property;

(v)	copies of Tenant Leases;

(vi)	copies of any certificates of occupancy; and

(vii)	copies of any warranties or guaranties applicable to the Property.

(c)	. Seller has delivered to Buyer that certain Subterranean Termite Agreement (“Termite Agreement”) issued by Triple L Termite Control. Seller shall assign to Buyer at Closing all of Seller’s rights under the Termite Agreement.

(d)	Any failure of Seller to timely deliver any of the Submission Matters or make available any of the Additional Submission Matters will not extend the Feasibility Period beyond the period prescribed in Section 5(a) hereof, and Buyer’s sole and exclusive remedy on account of any such failure will be to terminate this Contract prior to the expiration of the Feasibility Period in accordance with the provisions of such Section 5(a). Except as expressly provided in Section 12 hereof, Seller makes no representation or warranty, express or implied, as to the accuracy or completeness of the information contained in the Submission Matters or the Additional Submission Matters.

(e)	The non-public Submission Materials, the Additional Submission Matters and the Termite Report (together with any other information regarding the Property made available to Buyer) are confidential and shall not be distributed or disclosed by Buyer to any person or entity, except as may be required by law, provided that Buyer may disclose the Submission Materials to the Buyer Group provided such parties are made aware of the confidential nature of such information. If the transaction evidenced hereby fails to close for any reason whatsoever, Buyer shall return to Seller all copies of the Submission Materials which Seller or its agents may have delivered to Buyer (together with any other information regarding the Property made available to Buyer).

8.	BROKER’S FEE. Buyer and Seller represent and warrant to each other that no real estate commissions, finders’ fees, or brokers’ fees have been or will be incurred in connection with the sale of the Property by Seller to Buyer other than Carbon Capital Partners, LLC (“Broker”). Seller shall pay a commission to Broker pursuant to a separate agreement between Seller and Broker. Such commissions shall be deemed earned and shall be due and payable only if, as and when the sale contemplated by this Contract is consummated. Buyer and Seller shall indemnify, defend and hold each other harmless from any claim, liability, obligation, cost or expense (including attorneys’ fees and expenses) for fees or commissions relating to Buyer’s purchase of the Property asserted against either party by any broker or other person (other than the Broker) claiming by, through or under the indemnifying party or whose claim is based on the indemnifying party’s acts. The terms and provisions hereof supersede in their entirety any prior agreements or understandings of any kind or character between Seller and Broker with respect to the payment of a commission, finder’s fee or other sum in connection with the sale of the Property. The provision of this Section 8 shall survive the Closing or any termination of this Contract.

9.	LIMITATION OF SELLER’S REPRESENTATIONS AND WARRANTIES.

(a)	BUYER ACKNOWLEDGES THAT EXCEPT FOR ANY EXPRESS WARRANTIES AND REPRESENTATIONS CONTAINED IN THIS CONTRACT OR ANY INSTRUMENT, DOCUMENT, OR AGREEMENT TO BE DELIVERED TO BUYER AT CLOSING, BUYER IS NOT RELYING ON ANY WRITTEN, ORAL, IMPLIED, OR OTHER REPRESENTATIONS, STATEMENTS, OR WARRANTIES BY SELLER OR ANY AGENT OF SELLER OR ANY REAL ESTATE BROKER OR SALESMAN. ALL PREVIOUS WRITTEN, ORAL, IMPLIED, OR OTHER STATEMENTS, REPRESENTATIONS, WARRANTIES, OR AGREEMENTS, IF ANY, ARE MERGED HEREIN. EXCEPT AS EXPRESSLY SET FORTH HEREIN, SELLER SHALL NOT HAVE ANY LIABILITY TO BUYER, AND BUYER SHALL RELEASE SELLER FROM ANY LIABILITY (INCLUDING, WITHOUT LIMITATION, CONTRACTUAL AND/OR STATUTORY ACTIONS FOR CONTRIBUTION OR INDEMNITY), FOR, CONCERNING, OR REGARDING: (A) THE NATURE AND CONDITION OF THE PROPERTY, INCLUDING, WITHOUT LIMITATION, THE SUITABILITY THEREOF FOR ANY ACTIVITY OR USE; (B) ANY IMPROVEMENTS OR SUBSTANCES LOCATED THEREON; OR (C) THE COMPLIANCE OF THE PROPERTY WITH ANY LAWS, RULES, ORDINANCES, OR REGULATIONS OF ANY GOVERNMENT OR OTHER BODY. EXCEPT AS EXPRESSLY PROVIDED IN SECTION 12, SELLER HAS NOT MADE, DOES NOT MAKE, AND EXPRESSLY DISCLAIMS, ANY WARRANTIES, REPRESENTATIONS, COVENANTS OR GUARANTEES, EXPRESSED OR IMPLIED, OR ARISING BY OPERATION OF LAW, AS TO THE MERCHANTABILITY, HABITABILITY, QUANTITY, QUALITY, OR ENVIRONMENTAL CONDITION OF THE PROPERTY OR ITS SUITABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE OR USE. BUYER AFFIRMS THAT IT: (I) HAS OR WILL HAVE HAD THE OPPORTUNITY TO HAVE INVESTIGATED AND INSPECTED THE PROPERTY AND IS FAMILIAR AND SATISFIED WITH THE PHYSICAL CONDITION OF THE PROPERTY; AND (II) HAS MADE OR WILL HAVE AN OPPORTUNITY TO MAKE ITS OWN DETERMINATION AS TO THE MERCHANTABILITY, QUANTITY, QUALITY, AND CONDITION OF THE PROPERTY, INCLUDING, WITHOUT LIMITATION, THE POSSIBLE PRESENCE OF TOXIC OR HAZARDOUS SUBSTANCES OR WASTE OR OTHER ENVIRONMENTAL CONTAMINATION AND THE PROPERTY’S SUITABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE OR USE. BUYER HEREBY ACCEPTS THE PROPERTY IN ITS PRESENT CONDITION (INCLUDING ENVIRONMENTAL CONDITIONS) ON AN “AS IS,” “WHERE IS,” AND “WITH ALL FAULTS” BASIS. BUYER FURTHER ACKNOWLEDGES THAT WITHOUT THIS ACCEPTANCE, THIS SALE WOULD NOT BE MADE AND THAT EXCEPT AS EXPRESSLY SET FORTH IN THIS CONTRACT, SELLER WILL NOT UNDER ANY CIRCUMSTANCES HAVE ANY OBLIGATION WHATSOEVER TO UNDERTAKE ANY REPAIR, ALTERATION, REMEDIATION, OR OTHER WORK OF ANY KIND WITH RESPECT TO ANY PORTION OF THE PROPERTY. BUYER AND ITS SUCCESSORS AND ASSIGNS HAVE, AND SHALL BE DEEMED TO HAVE, ASSUMED ALL RISK AND LIABILITY WITH RESPECT TO THE PRESENCE OF TOXIC OR HAZARDOUS SUBSTANCES OR WASTE OR OTHER ENVIRONMENTAL CONTAMINATION ON OR WITHIN OR UNDER THE SURFACE OF THE PROPERTY, WHETHER KNOWN OR UNKNOWN, APPARENT, NON-APPARENT OR LATENT, AND WHETHER EXISTING PRIOR TO, AT, OR SUBSEQUENT TO, TRANSFER OF THE PROPERTY. EXCEPT AS EXPRESSLY SET FORTH IN THIS CONTRACT, BUYER AND ITS SUCCESSORS AND ASSIGNS HEREBY RELEASE SELLER OF AND FROM ANY AND ALL RESPONSIBILITY, LIABILITY, OBLIGATIONS, AND CLAIMS, KNOWN OR UNKNOWN, INCLUDING, WITHOUT LIMITATION, ANY OBLIGATION TO TAKE THE PROPERTY BACK OR REDUCE THE PRICE, OR ACTIONS FOR CONTRIBUTION OR INDEMNITY, THAT BUYER OR ITS SUCCESSORS AND ASSIGNS MAY HAVE AGAINST SELLER OR THAT MAY ARISE IN THE FUTURE, BASED IN WHOLE OR IN PART, UPON THE PRESENCE OF TOXIC OR HAZARDOUS SUBSTANCES OR WASTE OR OTHER ENVIRONMENTAL CONTAMINATION ON OR WITHIN OR UNDER THE SURFACE OF THE PROPERTY, INCLUDING, WITHOUT LIMITATION, ALL RESPONSIBILITY, LIABILITY, OBLIGATIONS, AND CLAIMS THAT MAY ARISE UNDER THE COMPREHENSIVE ENVIRONMENTAL RESPONSE, COMPENSATION, AND LIABILITY ACT, AS AMENDED 42 U.S.C. § 9601 ET SEQ. BUYER FURTHER ACKNOWLEDGES THAT THE PROVISIONS OF THIS DISCLAIMER AND RELEASE HAVE BEEN FULLY EXPLAINED TO BUYER AND THAT BUYER FULLY UNDERSTANDS AND ACCEPTS SAME. THE PROVISIONS OF THIS DISCLAIMER AND RELEASE SURVIVE CLOSING.

(b)	Except as otherwise specifically stated in this Contract, Buyer agrees that Seller shall not be responsible or liable to Buyer for any construction defects, errors, omissions, or on account of any other conditions affecting the Property, as Buyer is purchasing the Property AS IS, WHERE IS, and WITH ALL FAULTS. Buyer or anyone claiming by, through or under Buyer, hereby fully releases Seller, its employees, officers, directors, representatives, attorneys and agents from any claim, cost, loss, liability, damage, expense, demand, action or cause of action arising from or related to any construction defects, errors, omissions, or other conditions affecting the Property. Buyer further acknowledges and agrees that this release shall be given full force and effect according to each of its expressed terms and provisions, including, without limitation, those relating to unknown and suspected claims, damages and causes of action. This covenant releasing Seller shall be a covenant running with the Property and shall be binding upon Buyer, its successors and assigns. Subject to consummation of this Contract, Seller hereby assigns to Buyer, without recourse or representation of any nature, effective upon Closing, any and all claims that Seller may have against any third party for any such errors, omissions or defects in the Property. As a material covenant and condition of this Contract, Buyer agrees that in the event of any such construction defects, errors, omissions or on account of any other conditions affecting the Property, Buyer shall look solely to Seller’s predecessors in title or to such contractors and consultants as may have contracted for work in connection with the Property for any redress or relief. Upon the assignment by Seller of its claims, Buyer releases Seller of all rights, express or implied, Buyer may have against Seller arising out of or resulting from any errors, omissions or defects in the Property. This waiver and release of claims shall survive the Closing.

10.	DEFAULT.

(a)	Seller’s Remedies. If Buyer fails to perform its obligations pursuant to this Contract at or prior to Closing for any reason except failure by Seller to perform hereunder, or if prior to Closing any one or more of Buyer’s representations or warranties are breached in any material respect, then Seller shall be entitled, as its SOLE and EXCLUSIVE remedy (except as provided in Sections 5(b) and 8), to terminate this Contract and retain the Earnest Money as liquidated damages and not as penalty, in full satisfaction of claims against Buyer hereunder. Seller and Buyer agree that Seller’s damages resulting from Buyer’s default are difficult, if not impossible, to determine, and the Earnest Money is a fair estimate of those damages and has been agreed to in an effort to cause the amount of such damages to be certain. Notwithstanding anything in this Section 10(a) to the contrary, in the event of Buyer’s default or termination of this Contract, Seller shall have all remedies available at law or in equity if Buyer or any party related to or affiliated with Buyer is asserting any claims or right to the Property that would otherwise delay or prevent Seller from having clear, indefeasible and marketable title to the Property.

(b)	Buyer’s Remedies. If Seller fails to perform its obligations pursuant to this Contract for any reason except failure by Buyer to perform hereunder, or if prior to Closing any one or more of Seller’s representations or warranties are breached in any material respect, then Buyer shall elect, as its SOLE and EXCLUSIVE remedy, to either: (i) terminate this Contract by giving Seller timely written notice of such election prior to or at Closing and recover the Earnest Money and any Extension Fee, together with Buyer’s actual, third party, out of pocket costs and expenses incurred in connection with Buyer’s Feasibility Study, up to a maximum cumulative reimbursement not to exceed $25,000.00; or (ii) enforce specific performance; provided, however, if — and only if — the remedy of specific performance is not available to Buyer due to Seller’s prior sale of the Property to a third party, then Buyer shall have the additional remedy of terminating the Agreement and recovering from Seller an amount equal to the sum of Buyer’s documented, out-of-pocket third party costs paid or incurred in connection with the acquisition of the Property, or (iii) waive said failure or breach and proceed to Closing. Notwithstanding anything herein to the contrary, Buyer shall be deemed to have elected to terminate this Contract if Buyer fails to deliver to Seller written notice of its intent to file a claim or assert a cause of action for specific performance against Seller on or before fifteen (15) business days following the scheduled Closing Date or, having given such notice, fails to file a lawsuit asserting such claim or cause of action in Williamson County, Texas, within two (2) months following the scheduled Closing Date. In no event or circumstance shall Buyer be entitled to any consequential or punitive damages. Buyer’s remedies shall be limited to those described in this Section 10(b).

11.	ATTORNEYS’ FEES. Any party to this Contract who is the prevailing party in any legal proceeding against the other party brought under or with respect to this Contract or transaction shall be additionally entitled to recover court costs and reasonable attorneys’ fees from the non-prevailing party.

12.	REPRESENTATIONS AND WARRANTIES OF SELLER.

(a)	Seller hereby represents and warrants to Buyer, which representations and warranties shall be deemed made by Seller to Buyer as of the Effective Date and also as of the Closing Date:

(i)	To Seller’s knowledge, there are no parties in possession of any portion of the Property except Seller and tenants under Tenant Leases;

(ii)	To Seller’s knowledge, except as provided in the Rent Rolls, neither Seller nor any tenant is in default of any material obligation pursuant to the terms of the Tenant Leases;

(iii)	Seller has, or on the Closing Date will have, the partnership power and authority to sell and convey the Property as provided in this Contract and to carry out Seller’s obligations hereunder, and that all requisite partnership action necessary to authorize Seller to enter into this Contract and to carry out Seller’s obligations hereunder has been, or on the Closing Date will have been, taken;

(iv)	To Seller’s knowledge, the Operating Reports are true and correct in all material respects;

(v)	Seller has received no written notice from any government agency having jurisdiction over the Land or Improvements that either considers the construction of the Improvements or the operation or use of the Property to be in violation of any law, ordinance, regulation or order;

(vi)	Without any other investigation or inquiry of any kind, except as may be lawfully located on the Property and except as disclosed in the Existing Environmental Report, to Seller’s knowledge, there are no Hazardous Materials in, attributable to or affecting the Land or Improvements. As used herein, a “Hazardous Material” means any hazardous, toxic or dangerous waste, substance or material, pollutant or contaminant, as defined for purposes of any Environmental Laws or any other federal, state or local law, ordinance, rule, regulation or other enforcement vehicle applicable to the Property, or any substance which is toxic, explosive, corrosive, flammable, infectious, radioactive, carcinogenic, mutagenic, or otherwise hazardous, or any substance which contains gasoline, diesel fuel or other petroleum hydrocarbons, polychlorinated biphenyls (PCBs), or radon gas, urea formaldehyde, asbestos or lead. “Environmental Laws” means all federal, state and local laws, ordinances, rules and regulations now or hereafter in force, as amended from time to time, and all federal and state court decisions, consent decrees and orders interpreting or enforcing any of the foregoing, in any way relating to or regulating human health or safety, or industrial hygiene or environmental conditions, or protection of the environment, or pollution or contamination of the air, soil, surface water or groundwater, and includes the Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 U.S.C. § 9601, et seq., the Resource Conservation and Recovery Act, 42 U.S.C. § 6901, et seq., and the Clean Water Act, 33 U.S.C. § 1251, et seq.;

(vii)	There are no actions, suits or proceedings pending for which Seller has received service of process, before or by any judicial, administrative or union body, any arbiter or any governmental authority, against or affecting Seller or the Property. To Seller’s knowledge, Seller has not received any written notice of a pending or threatened eminent domain or similar proceeding that would affect the Land or Improvements;

(viii)	Seller is not a “foreign person” as defined in Section 1445 of the Internal Revenue Code of 1986, as amended, and the Income Tax Regulations thereunder;

(ix)	Neither Seller, nor any of its affiliates, nor any of their respective partners, members, shareholders or other equity owners, and none of their respective employees, officers, directors, representatives or agents, is, nor will they become, a person or entity with whom U.S. persons or entities are restricted from doing business under regulations of the Office of Foreign Asset Control (“OFAC”) of the Department of the Treasury (including those named on OFAC’s Specially Designated and Blocked Persons List) or under any statute, executive order (including the September 24, 2001, Executive Order Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism), or other governmental action and is not and will not engage in any dealings or transactions or be otherwise associated with such persons or entities;

(x)	To Seller’s knowledge, there are no lease brokerage agreements, leasing commission agreements or other agreements providing for payments of any amounts for leasing activities or procuring tenants with respect to the Property other than as disclosed in the Submission Matters or as set forth in the Tenant Leases;

(xi)	To Seller’s knowledge, this Contract does not and the transaction contemplated in this Contract will not violate any provision of any agreement or judicial order to which Seller is a party or to which Seller or the Property is subject; and

(xii)	Seller does not currently have any employees.

(b)	Whenever the phrases “to Seller’s actual knowledge,” “to Seller’s knowledge,” or “to the best of Seller’s knowledge” or any similar phrase is used herein, such phrases shall be deemed to mean the present, actual knowledge (as opposed to the imputed knowledge), without inquiry or investigation, of such fact or condition by Edmund Garahan (“Seller’s Representative”). The representations and warranties contained in Section 12(a) are the representations and warranties of Seller and in no event or circumstances will be construed as either the individual representations and warranties of Seller’s Representative or to create any individual liability for Seller’s Representative.

(c)	It shall be a condition precedent to Buyer’s obligations hereunder that as of the date of Closing, all of Seller’s representations and warranties shall be true and correct in all material respects. If the representations and warranties of Seller which to Sellers actual knowledge were true and correct when made are not true and correct in all material respects on the date of Closing, then Buyer may, at its option, (a) waive such condition and close this transaction in accordance with the terms and provisions of this Contract or, (b) terminate this Contract by notice in writing to Seller and receive back the Earnest Money whereupon neither party shall have any further rights or obligations pursuant to this Contract, other than as set forth herein with respect to rights or obligations that survive termination.

(d)	Subject to the provisions of Section 12(e), the representations and warranties of Seller made in Section 12(a) shall survive the Closing for a period of six (6) months (the “Survival Period”). Buyer shall have the right to bring an action against the Seller on the breach of a representation or warranty hereunder, but only on the following conditions: (i) the Buyer first learns of the breach after Closing and files such action within the Survival Period, and (ii) Buyer shall not have the right to bring a cause of action for a breach of a representation or warranty unless the damage to such party on account of such breach (individually or when combined with damages from other breaches) equals or exceeds Twenty-Five Thousand and No/100 Dollars ($25,000.00). Furthermore, Buyer agrees that the maximum liability of Seller for the alleged breach of any or all representations or warranties set forth in this Contract is limited to Two Hundred Thousand and No/100 Dollars ($200,000.00). The provisions of this Section 12(d) shall survive the Closing.

(e)	If any representation or warranty above is known by Buyer prior to Closing to be untrue and is not remedied by Seller prior to Closing, Buyer may as Buyer’s sole and exclusive remedy, either (i) terminate this Contract whereupon the Earnest Money and any Extension Fee shall be refunded to Buyer, and neither party shall have any further rights or obligations pursuant to this Contract, other than as set forth herein with respect to rights or obligations that survive termination, or (ii) waive its objections and close the transaction without any reduction or credit against the Sales Price. The foregoing representations and warranties known by Buyer to be untrue prior to Closing shall not survive the Closing.

13.	COVENANTS OF SELLER. From the Effective Date until Closing, Seller shall:

(a)	Maintain and operate the Property in its current state and condition, reasonable wear and tear and damage from casualty excepted.

(b)	Continue all insurance policies relative to the Property in full force and effect.

(c)	Not remove any item of Personal Property from the Land or Improvements unless replaced by a comparable item of Personal Property, except for any dead landscaping, which Seller shall have no obligation to replace.

(d)	Refrain from entering into any contracts, or other agreements (excluding leases) regarding the Property (other than contracts in the ordinary and usual course of business and which are cancelable by the owner of the Property within thirty (30) days after giving notice thereof without penalty).

(e)	Seller shall conduct its leasing activities in the normal course of business. All new Tenant Leases shall be on the form of lease currently used by Seller or such other form as may be approved by Buyer and Seller. All new leases shall be entered into in conformity with the lease guidelines (“Lease Guidelines") attached hereto as Exhibit G, including lease term, rental rates and leasing concessions, or as otherwise proposed by Seller and approved by Buyer. Seller will not grant any move-in incentive to tenants greater those provided in the Lease Guidelines.

(f)	Perform Seller’s material obligations under the Tenant Leases, in accordance with Seller’s prior operations.

(g)	Provide to Buyer copies of current rent rolls in the same form as the Rent Roll which will be deemed to supplement the Rent Roll promptly following receipt by Seller.

(h)	Provide to Buyer copies of updated operating statements as received by Seller in accordance with its current course of business.

(i)	Not apply any tenant security or other deposits except in the ordinary course of Seller’s business in accordance with Seller’s prior operations.

14.	USE OF PROPERTY. Seller has not claimed the benefit of laws permitting a special use valuation for the purposes of payment of ad valorem taxes on the Property. If a previous owner claimed such benefit and, after the purchase is closed, Buyer changes the use of the Property from its present use and the same results in the assessment of additional taxes, such additional taxes will be the obligation of the Buyer, notwithstanding that some or all of such additional taxes may relate back to the period prior to Closing.

15.	CONDEMNATION. Seller agrees to give Buyer prompt notice of any condemnation action affecting the Land, the Improvements or the Personal Property between the Effective Date and the Closing Date. If prior to the Closing Date condemnation proceedings are commenced against any material portion of the Property, then this Contract shall terminate and the Earnest Moneyand any Extension Fee shall be refunded to Buyer. A “material portion of the Property” as used herein shall mean at least ten percent (10%) of the square footage of the structural Improvements or parking such that the Property does not comply with applicable law, or loss or relocation of the primary entrance to the Property, or loss or relocation of the primary entrance sign for the Property. If prior to the Closing Date condemnation proceedings are commenced against less than a material portion of the Property, then this Contract shall not terminate, but at Closing Seller shall assign to Buyer any condemnation award and the Sales Price shall not be reduced.

16.	DAMAGE TO PROPERTY. Seller agrees to give Buyer prompt notice of any fire or other casualty affecting the Land, the Improvements or the Personal Property between the Effective Date and the Closing.

(a)	If prior to the Closing either (i) the Property is damaged by an uninsured casualty costing TWO-HUNDRED THOUSAND AND NO/100 DOLLARS ($200,000.00) or more to repair and Seller is unwilling or unable to repair such damage on or prior to the Closing; or (ii) the Property is damaged by fire or other casualty which is insured that would cost TWO-HUNDRED FIFTY-THOUSAND AND NO/100 DOLLARS ($250,000.00) or more to repair, then in any such event, either Buyer or Seller may, at its option, elect to terminate this Contract by written notice to the other party within twenty (20) days after the date of Seller’s notice to Buyer of the casualty or at the Closing, whichever is earlier, in which case the Earnest Money and any Extension Fee shall be refunded to Buyer, and neither party shall have any further rights or obligations hereunder, other than as set forth herein with respect to rights and obligations that survive termination. If neither Buyer nor Seller timely makes its election to terminate this Contract, then the Closing shall take place as provided herein without reduction of the Sales Price (except for (i) the amount equal to Seller’s deductible under its insurance policies and (ii) the amount, but in no event more than TWO-HUNDRED THOUSAND AND NO/100 DOLLARS ($200,000.00) of the estimated cost to repair any uninsured casualty), and there shall be assigned to Buyer at the Closing all interest of Seller in and to any casualty insurance proceeds, including, to the extent assignable the proceeds of any business interruption or loss of rental insurance.

(b)	If prior to the Closing there shall occur damage to the Property caused by fire or other casualty which is insured that would cost less TWO-HUNDRED FIFTY-THOUSAND AND NO/100 DOLLARS ($250,000.00) to repair, then in any such event, Buyer shall have no right to terminate this Contract, but there shall be assigned to Buyer at Closing all interest of Seller in and to any casualty insurance proceeds that may be payable to Seller on account of any such occurrence, including, to the extent assignable the proceeds of any business interruption or loss of rental insurance and the Sales Price shall be reduced by an amount equal to Seller’s deductible under its insurance policies.

(c)	Seller and Buyer both agree to use the Seller’s insurance adjuster’s assessment to determine the amount of damages.

17.	REPRESENTATIONS AND WARRANTIES OF BUYER. Buyer represents and warrants to Seller, which representations and warranties shall be deemed made by Buyer to Seller as of the Effective Date and also as of the Closing Date:

(a)	Buyer has the full right, power and authority to purchase the Property as provided in this Contract and to carry out Buyer’s obligations hereunder, and that all requisite action necessary to authorize Buyer to enter into this Contract and to carry out Buyer’s obligations hereunder has been taken.

(b)	Buyer is not a person or entity with whom U.S. persons or entities are restricted from doing business under regulations of OFAC (including those named on OFAC’s Specially Designated and Blocked Persons List) or under the September 24, 2001, Executive Order Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism.

Notwithstanding anything herein to the contrary, any breach by Buyer of any of the foregoing representations or warranties shall constitute a default by Buyer hereunder, and Seller may thereupon, at its option, terminate this Contract by giving written notice thereof, in which event the Earnest Money shall be paid to Seller as liquidated damages, and neither Buyer nor Seller shall have any further rights or liabilities hereunder, except as otherwise provided herein.

18.	MISCELLANEOUS.

(a)	All notices, demands, and requests and other communications required or permitted hereunder shall be in writing and shall be deemed to be delivered when actually received by telecopy or personal delivery or, if earlier and regardless whether actually received or not, (i) upon deposit with a nationally recognized overnight courier for next business day delivery, charges prepaid, or (ii) upon three (3) business days following deposit in a regularly maintained receptacle for the United States mail, registered or certified, postage prepaid, in either such event to be addressed to the addressee as follows:

If to Seller:

Cedar Park Multifamily, Ltd.

1701	N. Collins Blvd.

Suite 1200

Richardson, Texas 75080

Attention: Edmund Garahan
Phone (972) 250-2990
Fax (972) 735-9976

with a copy to:

Glast, Phillips & Murray
13355 Noel Road
Suite 2200
Dallas, Texas 75240
Attention: Ronald D. Law
Phone: (972)419-8398
Facsimile: (972)419-8329

If to Buyer:

Triple Net Properties, LLC
c/o ROC Realty Advisors, LLC
1606 Santa Rosa Drive, Suite 109
Richmond, Virginia 23229
Attention: Gus R. Remppies
Phone: (804) 225-1082
Facsimile: (804) 285-1376

with a copy to:

McGuireWoods LLP
901 E. Cary Street
Richmond, VA 23219
Attention: Nancy R. Little, Esq.
Phone: (804) 775-1010
Facsimile: (804) 698-2101

(b)	This Contract shall be construed under and in accordance with the laws of the State of Texas, and all obligations of the parties created hereunder are performable in Williamson County, Texas.

(c)	This Contract shall be binding upon and inure to the benefit of the parties hereto, their respective heirs, executors, administrators, legal representatives, successors, and permitted assigns.

(d)	In case any one or more of the provisions contained in this Contract shall for any reason be held to be invalid, illegal, or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other provision hereof, and this Contract shall be construed as if such invalid, illegal, or unenforceable provision had never been contained herein. Furthermore, in lieu of any such invalid, illegal or unenforceable provision, there shall be automatically added to this Contract a provision as similar to such illegal, invalid or unenforceable provision as may be possible and be legal, valid and enforceable.

(e)	This Contract constitutes the sole and only agreement of the parties hereto with respect to the subject matter hereof and supersedes any prior understandings or written or oral agreements between the parties respecting the subject matter hereof and cannot be changed except by their written consent.

(f)	Time is of the essence with this Contract.

(g)	Words of any gender used in this Contract shall be held and construed to include any other gender, and words in the singular number shall be held to include the plural, and vice versa, unless the context requires otherwise.

(h)	In accordance with the requirements of the Texas Real Estate License Act, Buyer is hereby advised by Broker that (i) Buyer should be furnished with or obtain a policy of title insurance or have the abstract covering the Property examined by any attorney of its own selection, and (ii) unless otherwise agreed to in writing by the parties hereto, Broker is being paid by Seller and is representing Seller in this transaction.

(i)	The covenants, indemnification obligations and the waiver and release by Buyer set forth in Sections 5(b), 9(b) and 10, and the covenants and indemnification obligations of Buyer and Seller set forth in Sections 4(e), 4(f) and 8, shall survive consummation of Closing and any termination or cancellation of this Contract, notwithstanding any contrary provisions hereof.

(j)	The parties may execute this Contract in one or more identical counterparts, all of which when taken together will constitute one and the same instrument.

(k)	The parties hereto acknowledge that the parties and their respective counsel have each reviewed and revised this Contract, and that the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Contract or any amendments or exhibits hereto.

(l)	"Business Day” shall mean a date which is not a Saturday, Sunday or holiday observed by federally chartered banks in the State of Texas, whenever any determination is to be made or action to be taken on a date specified in this Contract if such date falls upon a date which is not a Business Day, the date for such determination or action shall be extended to the first Business Day immediately thereafter.

19.	ASSIGNMENT. Buyer may not assign this Contract without Seller’s prior written consent, such consent to be given or denied in Seller’s sole and absolute discretion; provided no consent of Seller shall be required in connection with the assignment of the Contract at least five (5) Business Days prior to the Closing Date to any entity controlled by or managed by Triple Net Properties, LLC. In event of any assignment of this Contract, Buyer shall promptly provide a copy of such assignment to Seller.

20.	NONREFUNDABLE CONSIDERATION. Contemporaneously with the execution and delivery of this Contract, Buyer has delivered to Seller and Seller hereby acknowledges the receipt of a check in the amount of One Hundred Dollars ($100.00) (“Independent Contract Consideration”), which amount the parties bargained for and agreed to as consideration for Buyer’s exclusive right to inspect and purchase the Property pursuant to this Contract and for Seller’s execution, delivery and performance of this Contract. The Independent Contract Consideration is in addition to and independent of any other consideration or payment provided in this Contract, is nonrefundable, and it is fully earned and shall be retained by Seller notwithstanding any other provision of this Contract.

21.	WAIVER OF CONSUMER RIGHTS. Buyer, after consultation with an attorney of its own selection (which counsel was not directly or indirectly identified, suggested or selected by Seller or any agent of Seller) hereby voluntarily waives its rights under the Deceptive Trade Practices — Consumer Protection Act (Section 17.41, et seq., Business and Commerce Code), a law that gives consumers special rights and protections. Buyer hereby acknowledges to Seller that Buyer and Seller are not in a significantly disparate bargaining position.

22.	AUDIT. If Buyer, subject to the limitations of this Contract, assigns this Contract to a publicly registered company promoted by Buyer (the “Registered Company”) and the Registered Company acquires the Property pursuant to this Contract, Seller acknowledges that the Registered Company is required to make certain filings with the Securities and Exchange Commission (the “SEC Filings”) that relate to the most recent pre-acquisition fiscal year (the “Audited Year”) for the Property. To assist the Registered Company in preparing the SEC Filings, Seller agrees to provide the Registered Company with the following:

(a)	Access to bank statements for the Audited Year;

(b)	Rent Roll as of the end of the Audited Year;

(c)	Operating Statements for the Audited Year;

(d)	Access to the general ledger for the Audited Year;

(e)	Cash receipts schedule for each month in the Audited Year;

(f)	Access to invoice for expenses and capital improvements in the Audited Year;

(g)	Copies of all insurance documentation for the Audited Year; and

(h)	Copies of accounts receivable aging as of the end of the Audited Year and an explanation for all accounts over 30 days past due as of the end of the Audited Year.

The provisions of this Section 22 shall survive Closing.

23.	BUYER’S CONDITIONS PRECEDENT. If any of the following conditions precedent to Buyer’s obligations under this Contract is not satisfied, then Buyer may, at its option, waive such condition and close this transaction, or, as Buyer’s sole and exclusive remedy, terminate this Contract, in which event the Earnest Money shall be returned to Buyer, and neither party shall have any further rights or obligations hereunder except other than as set forth herein with respect to rights or obligations which survive termination:

(a)	Each of the representations and warranties made by Seller in Section 12 shall be true and correct in all material respects when made and as of the Closing Date.

(b)	Seller shall have performed or complied in all material respects with each obligation and covenant required by applicable laws and by this Contract to be performed or complied with by Seller on or before the Closing.

(c)	Seller shall have performed or complied in all material respects with each material obligation and covenant required to be performed by Seller pursuant to the Tenant Leases and the Service Contracts; provided that if Seller is in default of any such obligation, Seller shall be afforded an opportunity to either cure such default or to escrow at Closing an amount reasonably necessary to effect such cure.

(d)	Title to the Property and the other assets to be transferred hereunder shall be delivered to Buyer in the manner required under Section 6.

(e)	From the expiration of the Feasibility Period to the Closing Date, there has been no unlawful introduction of Hazardous Materials that would materially and adversely affect the environmental condition of the Property from that which existed at the expiration of the Feasibility Period.

If any of the above described conditions precedent to Buyer’s obligations hereunder is not satisfied, Buyer may, at its option, (A) waive such condition and close this transaction with no reduction in the Sales Price, or (B) terminate this Contract by notice in writing to Seller in which event the Earnest Money and any Extension Fee shall be returned to Buyer, and neither party shall have any further rights or obligations hereunder except other than as set forth herein with respect to rights or obligations which survive termination.

24.	EFFECTIVE DATE. The “Effective Date” of this Contract shall be the date an original of this Contract (or original counterparts of this Contract) are executed by both Seller and Buyer.

EXECUTED in multiple originals effective as of the Effective Date.

SELLER:

CEDAR PARK MULTIFAMILY, LTD,
a Texas limited partnership

By:	1341-Discover Multifamily, Ltd., a Texas limited partnership, its general partner
By:	ROLED Cedar Park, LLC, a Texas limited

liability company, its general partner

By: /s/ Edmund H. Garahan
Name: Edmund Garahan
Title: Manager
Date signed: January 8, 2008

BROKER:

The Broker executes this Contract for the sole purpose
of acknowledging and consenting to Section 8. The
Broker shall not be a necessary party to any Amendment
of this Contract.

CARBON CAPITAL PARTNERS, LLC

By: /s/ Edmund H. Garahan
Name: Edmund H. Garahan
Title: Manager
Date signed: January 8, 2008

BUYER:

TRIPLE NET PROPERTIES, LLC, a Virginia

limited liability company

By: /s/ Jeff Hanson
Name: Jeff Hanson
Title: Chief Investment Officer
Date signed: January 11, 2008

TITLE COMPANY:

Receipt of $250,000.00 Initial Deposit is acknowledged.

LANDAMERICA TITLE COMPANY

By: /s/ Debby Moore
Name: Debby Moore
Title: Escrow Officer

Date signed: January 11, 2008

EXHIBITS:

Exhibit A Exhibit B Exhibit C Exhibit D Exhibit E Exhibit F Exhibit G	- - - - - - -	Property Description Special Warranty Deed Bill of Sale, Assignment and Assumption Agreement Assignment of Leases and Assumption Agreement Non-Foreign Affidavit Tenant Notice Letter Lease Guidelines